Exhibit 10.17
WABASH NATIONAL CORPORATION
CHANGE-IN-CONTROL POLICY
     The Compensation Committee of the Board of Directors of the Company approved an executive change-in-control policy on December 8, 2005, and amended as of February 8, 2007, that is applicable to the Company’s Chief Executive Officer, Senior Vice President and Chief Financial Officer, Senior Vice President Sales and Marketing, Senior Vice President Human Resources, Senior Vice President Manufacturing, and Vice President General Counsel. The initial term of the policy will be two years from December 8, 2005, during which time the policy will be irrevocable, and the policy will be renewable for subsequent one year terms. Benefits under the policy are payable in the event of a qualifying termination, which is a termination within twelve months after a change-in-control that is either by the Company without cause or by the executive for good reason, unless the executive is entitled to greater benefits under the terms of an employment agreement. An executive must execute a release in favor of the Company to receive the benefits under the policy.
     In the case of the Company’s Chief Executive Officer, the benefits under the policy upon a qualifying termination are a severance payment of two times base salary plus two times the executive’s target bonus. In addition, a payment will be made for a pro-rata portion of the executive’s target bonus for the current year, and health benefits will be continued for two years (or until comparable coverage is obtained by the executive). In the case of the Company’s Senior Vice President and Chief Financial Officer, Senior Vice President Sales and Marketing, Senior Vice President Human Resources, Senior Vice President Manufacturing, and Vice President General Counsel, the benefits under the policy upon a qualifying termination of employment are a severance payment of one and one-half times base salary plus one and one-half times the executive’s target bonus.
     In addition, a payment will be made for a pro-rata portion of the executive’s target bonus for the current year, and health benefits will be continued for one and one-half years (or until comparable coverage is obtained by the executive).